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                                                                   April 1, 1997

Dear [institutional investor]:

   Since your organization is a substantial investor in the common stock of Dow Jones & Company, I am enclosing with this letter a copy of the 1996 Annual Report and the proxy statement for the upcoming Annual Meeting of Stockholders, to be held on Wednesday, April 16, 1997.

   Knowing that your shares are held through a custodian bank and that the normal path of distribution of these items could result in some delay, I thought you would appreciate receiving your personal copy of the materials at the same time they are being sent to holders of record.

   In addition, you may have received or been made aware of a report by Institutional Shareholder Services asking you to withhold votes for Mr. David K.P. Li's proposed re-election as a director and to vote in favor of the union shareholder proposal set forth on page 21 of the proxy statement. It is our view that the ISS conclusions are fundamentally incorrect and unsound. Let me tell you why.

Election of Directors

   ISS is recommending that votes be withheld regarding Board nominee Mr. Li, citing his "poor attendance record."

   Mr. Li is the Chief Executive Officer of a major Hong Kong financial institution, the Bank of East Asia, Limited. Mr. Li has been tireless in promoting our products and services to customers and others throughout Asia, one of the world's--and Dow Jones'--fastest growing markets. No director's contribution or commitment to the enterprise he or she serves can or should be measured by attendance alone.

   ISS's own report endorses the concept of having successful CEO's on boards; Mr. Li is the epitome of such a person. Mr. Li is also an energetic and busy man whose executive office is 12,000 miles (and 12 times zones) away from our New York headquarters. As a global company, Dow Jones thinks it is beneficial to have directors based overseas. We are all likely to see this business need continue to develop as more and more U.S. companies expand internationally; inflexible application of any attendance rule ignores this reality and will make it harder for companies to recruit high-level directors with substantial continuing business experience in foreign markets.

   Of course, we acknowledge the importance of attendance at board and committee meetings, of which Mr. Li attended 55%. At the same time we believe that the experience that Mr. Li brings to


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our Board of Directors, his continuing and conscientious focus on difficult issues confronting the Company, and his energetic services on behalf of the Company make it highly advisable, in the view of your Board of Directors, that shareholders support the re-election of Mr. Li.

Shareholder Proposal

   ISS is recommending a vote FOR the stockholder proposal by Dow Jones' largest union for so-called "non-interrelated directors" to separately review the compensation of the Chairman and Chief Executive Officer of Dow Jones. (The union is the owner of 65 shares of Dow Jones.) The Company's Board of Directors is recommending a NO vote, for the reasons set out at page 22 of the proxy.

   The crux of this disagreement is the definition of what ISS calls "interrelated directors" as applied to Dow Jones. The Bancroft family owns a controlling interest in Dow Jones shares. The members of the family on the Board are not considered to be independent by ISS because Mr. William C. Cox, Jr. is an employee of Dow Jones. Yet, Mr. Cox is on the board of Dow Jones not because he's an employee, but rather because he is a member of the family that controls Dow Jones. He is not an officer of the Company, or a member of senior management; he is a trustee and beneficiary of trusts owning millions of shares of Dow Jones stock. He does not depend for his livelihood on his Dow Jones salary; that salary is dwarfed by the income he receives from ownership of Dow Jones stock. Moreover, even if Mr. Cox were considered "interested" because of his employee status, the other family members on the Board are clearly not. As the ABA Corporate Director's Guidebook indicates, "(A)s a general rule a director will be viewed as independent only if he or she is a nonmanagement director free of any material business or professional relationship with the Corporation or its management."

   To consider the family members on the board, who of all people have the greatest interest in long-term stockholder value, and the ability through their stockholding to take steps to secure that goal, as not "independent" turns reality upside down. A true count by ISS of independent directors would show us with at least 11 out of 15. This ought to meet anyone's standards. (Mr. Vernon Jordan, who is also considered affiliated under ISS rules, is considered by the Company to be independent. That would make 12 out of 15.)

   Any comments or questions you may have concerning the matters to be voted on at the meeting are welcome and I would very much appreciate the opportunity to discuss them with you personally. Please feel free to call me at (212) 416-2608 or Dick Tofel, our new director of corporate communications, at (212) 416-2951.

   On behalf of our Board of Directors, thank you for your continued interest in Dow Jones.

                             Very truly yours,

                             /s/ Jan Abernathy

                             Jan Abernathy
                             Director of Investor Relations




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